UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

Patriot Coal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400 St. Louis, Missouri		63141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2012, Patriot Coal Corporation (“Patriot”) entered into Amendment No. 2 (the “Credit Agreement Amendment”) to Amended and Restated Credit Agreement dated as of May 5, 2010 and amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of January 6, 2011, among Patriot, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lender, and the lenders party thereto (the “Amended and Restated Credit Agreement”). The Credit Agreement Amendment amends the Amended and Restated Credit Agreement to modify certain financial covenants limiting net debt and requiring minimum EBITDA coverage of cash interest expense. The maximum leverage ratio under the Credit Agreement Amendment on a rolling four quarter basis (the “period”) is 4.00 for the period ending March 31, 2012, 4.25 for the period ending June 30, 2012, 3.75 for the period ending September 30, 2012 and 3.00 for the period ending December 31, 2012 and each period thereafter. The minimum interest coverage ratio under the Credit Agreement Amendment is 2.25 for the periods ending March 31, 2012 and June 30, 2012, 2.75 for the period ending September 30, 2012 and 3.00 for the period ending December 31, 2012 and each period thereafter.

The foregoing description of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 dated as of January 31, 2012 to Amended and Restated Credit Agreement dated as of May 5, 2010 and amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of January 6, 2011, among Patriot Coal Corporation, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lender, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2012

PATRIOT COAL CORPORATION

By:	/s/ Mark N. Schroeder
Mark N. Schroeder
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 dated as of January 31, 2012 to Amended and Restated Credit Agreement dated as of May 5, 2010 and amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of January 6, 2011, among Patriot Coal Corporation, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lender, and the lenders party thereto.